Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AZZ Inc.
Fort Worth, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66294) and Form S-8 (Nos. 333-229487, 333-226379, 333-49164, 333-49158, 333-92377, 333-31716, 333-38470, 333-48886, 333-90968, 333-131068, 333-152960, 333-152958 and 333-197323) of AZZ Inc. of our reports dated May 17, 2019, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of AZZ Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of February 28, 2019.

 /s/ BDO USA, LLP

Dallas, Texas
May 17, 2019